Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-158738, 333-151778, 333-150986, and 333-131434 on Form S-8 and Registration Statement Nos. 333-155794 and 333-143865 on Form S-3 of our reports dated February 25, 2010, relating to the consolidated financial statements and financial statement schedule of UAL Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to changes in accounting for convertible debt and participating securities), and the effectiveness of UAL Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of UAL Corporation for the year ended December 31, 2009.

/s/ Deloitte & Touche, LLP
Chicago, Illinois February 25, 2010